CONTACTS

From: Anthony J. DeFazio DeFazio Communications, LLC tony@defaziocommunications.com Ph: (484-532-7783)	For: Brian S. Block, EVP & CFO American Realty Capital Trust III, Inc. bblock@arlcap.com Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust

Breaks Escrow in Pennsylvania

New York, NY, January 13, 2012 – American Realty Capital Healthcare Trust, Inc. (the “Company”) announced today that it had raised in excess of $75.0 million in aggregate gross proceeds from all investors for its shares of common stock. Accordingly, the Company is now accepting subscriptions from all states where it has cleared, including subscriptions from residents of Pennsylvania.

American Realty Capital Healthcare Trust, Inc. is a publicly registered, non-traded real estate investment program.

To arrange interviews with executives of American Realty Capital Healthcare Trust, Inc. please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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